EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-211422, 333-221464, and 333-238527 on Form S-8 of our reports dated March 3, 2021, relating to the consolidated financial statements and financial statement schedule of SiteOne Landscape Supply, Inc. and subsidiaries (“the Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of SiteOne Landscape Supply, Inc. for the year ended January 3, 2021.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 3, 2021